Exhibit 10 (b)

TASTY BAKING COMPANY

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made this 5th day of April, 2010, (the “Agreement”) by and between TASTY BAKING COMPANY, a Pennsylvania corporation (“Seller”) whose address is 3 Crescent Drive, Suite 200, Philadelphia PA 19129 and TKMG ASSOCIATES, L.P., a Pennsylvania limited partnership (“Buyer”) whose address is 120 East Lancaster Avenue, Ardmore, Pennsylvania 19003.

In consideration of the mutual and several covenants and agreements set forth below, the Buyer and Seller, intending to be legally bound, do covenant and agree as follows

1.           The Transaction.  Subject to the terms and conditions hereinafter set  forth, Seller agrees to sell and Buyer agrees to purchase the following (collectively, the “Property”):  those lots, tracts, or properties (the “Real Property”) situated in the City of Philadelphia, Commonwealth of Pennsylvania, being the former Tasty Baking Company sites particularly described in Exhibit “A” attached hereto (subject to confirmation by the title search set forth in paragraph 6 of this Agreement) and having street addresses of (i) 2706-10 Fox Street and (ii) 2900-40 Fox Street (collectively, also know as 3413 Fox Street) (the “Fox Street Property”) and having street addresses of (iii) 2701 W. Hunting Park Avenue, (iv) 2711 W. Hunting Park Avenue, (v) 2729-33 W. Hunting Park Avenue, (vi) 2749 W. Hunting Park Avenue, (vii) 2801 W. Hunting Park Avenue, (viii) 2803 W. Hunting Park Avenue and (ix) 2851-55 W. Hunting Park Avenue (collectively, also known as 2801 W. Hunting Park Avenue) (the “Hunting Park Avenue Property”), together with any machinery, systems, equipment and other items of personal property owned by Seller and attached or appurtenant to, located on and used in connection with the ownership, use, operation or maintenance of the Property which Seller, at its sole option, has not removed from the Real Property on or prior to Settlement (collectively, the “Personalty”), and all rights, easements, and appurtenances to the Property.  The Real Property is a portion of Philadelphia County Tax Parcels (i) 38-2-163000, (ii) 88-4-133500, (iii) 88-4-776800, (iv) 88-4-776900, (v) 88-4-776820, (vi) 38-2-001300, (vii) 88-4-128501 (viii) 88-4-

128503 and (ix) 88-4-776840.  The Real Property will be surveyed during the Due Diligence Period at which point the exact legal description will be provided.

2.           Purchase Price.  The purchase price shall be Six Million ($6,000,000) Dollars to be paid from Buyer to Seller as follows:

a.           Within seventy-two (72) hours of the execution of this Agreement, the Buyer shall deposit the sum of One Hundred  Thousand ($100,000.00) Dollars (the “Initial Deposit”) as an escrow deposit to be held by Land Services USA, Inc. as agent for First American Title Insurance Company (the “Escrow Agent”), which will  issue the Title Policy contemplated herein.  An additional Five Hundred  Thousand $500,000.00 Dollars (the “Additional Deposit,” which together with the Initial Deposit is sometimes hereinafter collectively referred to as the “Deposit”) shall be deposited with the Escrow Agent at the end of the Feasibility Period provided Buyer has not terminated this Agreement.  Escrow Agent shall hold the Deposit for the benefit of the Seller if Buyer defaults.  Buyer's tax ID number is: 23-2413380.  Buyer and Seller agree that the Escrow Agent shall be liable only for acts of willful misconduct.  Buyer and Seller direct Escrow Agent to return the Deposit to Buyer at Settlement, provided that the full purchase price is paid by Buyer at Settlement in accordance with paragraph 2b of this Agreement.  The Deposit shall be substantially in the form of Unconditional Irrevocable Letters of Credit in the form attached as Exhibit “B” issued by Firstrust Bank (the “Letter(s) of Credit”).

b.           At Settlement Buyer shall pay Seller the purchase price by wire transfer.

c.           On or prior to Settlement, Seller, at its option, may deliver to Buyer a proposed allocation of the Purchase Price between the Real Property and Personalty, for Buyer’s review and approval.

3.           Feasibility.

a.           Buyer shall have ninety (90) days from the date of full execution of this Agreement (the “Feasibility Period”) to determine whether the Property is suitable for Buyer's intended purpose, on the conditions set forth in paragraph 10 of this Agreement.

b.           If Buyer, in the exercise of its sole discretion, decides that the Property is not suitable for Buyer's intended purpose for any reason or for no reason Buyer may terminate this Agreement by giving Notice to this effect to Seller at any time during the Feasibility Period but not thereafter.  If such Notice is given, Buyer shall be entitled to a return of its Initial Deposit.  Once the Feasibility Period expires and if Buyer has not exercised its right to terminate, Buyer's right to terminate this Agreement under the terms of this paragraph 3 shall expire absolutely, and the Initial Deposit and Additional Deposit shall be non-refundable to Buyer, unless Buyer terminates this Agreement due to Seller’s failure to deliver title in accordance with the terms of this Agreement.  Notwithstanding anything set forth herein to the contrary, at Settlement, the Deposit will be refunded to Buyer provided that the full Purchase Price is paid to Seller in accordance with Paragraph 2b of this Agreement, unless Seller has drawn on the Letter of Credit(s), in which case, the amount drawn down by Seller will be applied to the Purchase Price.

c.           If Buyer does not terminate this Agreement on or prior to ninety (90) days from the date hereof, as provided for in paragraph 3b of this Agreement.  Buyer agrees to accept the Property on an AS IS, WHERE IS condition, with all faults.  Buyer specifically acknowledges that if Settlement occurs, it has agreed to purchase the Property as a result of its inspection and studies and not due to any warranties, representations or covenants expressed or implied regarding the condition of the Property made by Seller or by anyone acting or purporting to act on Seller's behalf except as specifically set forth herein.  Buyer further acknowledges that Seller has made no warranty or representation and is making no warranty or representation regarding the environmental condition of the Property.  Effective at Settlement and to the fullest extent permitted by law, Buyer hereby releases, discharges and forever acquits Seller and all of Seller’s officers, directors, shareholders, employees, agents and independent contractors and successors, and each and every one of them, from all demands, claims, liabilities, obligations, costs and expenses, which Buyer may suffer or incur relating to the Property.

4.           Conditions of Settlement.

a.           It shall be a condition precedent to Buyer's obligation to settle hereunder that each of the following conditions shall have been satisfied:

(1)           That Buyer and Seller shall have each executed a copy of this Agreement and delivered the same to other;

(2)           That Seller, at Seller’s expense shall have received a zoning change from the City of Philadelphia substantially in the form attached hereto as Exhibit “C” (the “Zoning Approval” or the “Zoning Condition”). Seller shall diligently and in good faith seek such Zoning Approval.  In no event shall Buyer submit applications for governmental approvals and zoning changes or variances, without obtaining Seller’s prior written approval therefore, which approval shall not be unreasonably denied, delayed or conditioned.

b.           If the Zoning Condition is not satisfied by the sixtieth (60th) day following the end of the Feasibility Period, Seller shall have the right to extend the date for Settlement, on the conditions set forth in this paragraph 4b, for up to six (6) month (the “Zoning Extension Period”), upon notice to Buyer on or before the first day of the Zoning Extension Period.  The right of Seller to extend Settlement shall apply only if an application in furtherance of satisfying the Zoning Condition is pending and the body before which it is pending has not yet issued a final decision.

c.             In the event that the conditions set forth in paragraph 4a of this Agreement are not satisfied within either (i) the 60 day period following the end of the Feasibility Period or (ii) if Seller has exercised its right to extend the date for Settlement as set forth in paragraph 4b of this Agreement, the Zoning Extension Period, Buyer shall have the right either to waive any such condition and proceed to Settlement or to terminate this Agreement by notifying Seller in writing.  If Buyer does not waive such condition, the parties direct Escrow Agent to return the Deposit to Buyer and neither party shall have any further liability to the other.  Further, if Buyer terminates this Agreement on account of a failure of a condition or because Buyer determines that the Property is not suitable and terminates under paragraph 3 of this Agreement, Buyer agrees to deliver, if and only to the extent specifically requested by Seller in writing, an assignment of Buyer's interests in and to all engineering plans, studies, and other materials to Seller.

d.           Buyer agrees to cooperate with Seller in connection with the Zoning Condition including, where necessary, signing application forms if required and executing assignment of permit forms.  The parties agree that all costs and expenses associated with the satisfaction of the Zoning Condition as set forth in paragraph 4 of this Agreement shall be assumed by Seller.

e.           Seller’s obligations to close are conditional upon:

(i)           Execution and delivery by Buyer of an agreement between Buyer and Allegheny West Foundation, in form acceptable to Seller, which shall provide that Buyer shall fund not less than $60,000 per year to the Allegheny  West Foundation for the longer of (A) so long as Buyer or one of its affiliates owns the Property or (B) ten years (the “Allegheny West Agreement”).

(ii)           Seller’s right, at any time prior to Settlement to terminate the Agreement of Sale in order to sell all or a portion of the Property to an entity selected by the Pennsylvania Gaming Control Board for a Philadelphia Slot License (or to the entity that had previously had an option to buy the Property in connection with its application for a Philadelphia Slot license).  In the event of such termination, Seller shall return to Buyer any Deposit, any Additional Deposit, and shall pay to Buyer an amount equal to (i) the reasonable out-of-pocket costs incurred by Buyer in connection with its due diligence review of the Property from the date of the Agreement of Sale through the date of such termination; plus (ii) an amount determined as follows:

•	$100,000 if Seller terminates within 90 days after the date of the Agreement of Sale

•	$250,000 if Seller terminates between 91 and 180 days after the date of the Agreement of Sale; or

•	$500,000 if Seller terminates more than 180 days after the date of the Agreement of Sale.

(iii)            Execution and delivery by Buyer and Seller of an agreement, on terms and in form acceptable to both Buyer and Seller (the “Gaming

Agreement”) which shall provide that if within two years from Settlement all or a portion of the Property is selected by the Pennsylvania Gaming Control Board as a location for a Philadelphia Slot License, and the Property is sold or leased to an entity selected for such Philadelphia Slot License, Buyer shall pay Seller an amount equal to the lesser of (i) $5,000,000 or (ii) 33.33% of Buyer’s Net Profit on the Property.  For purposes of the foregoing,  “Buyer’s Net Profit” in the event Buyer sells the Property to an owner of the Philadelphia Slot License shall equal the difference between (a) the amount paid to Buyer by the owner of the Philadelphia Slot License for the Gaming Portion of the Property, less all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with such sale and (b) the amount paid at Settlement by Buyer to Seller for the Gaming Portion of the Property (which amount shall be calculated by multiplying the square footage of the Gaming Portion of the Property by the per square foot purchase price of the entire Property paid by Buyer to Seller).   In the event Buyer leases the Property to an owner of the Philadelphia Slot License, the “Buyer’s Net Profit” shall equal the difference between (a) the rent to be paid over the term of the lease at a capitalization rate agreed to by Buyer and Seller and in the event Buyer and Seller cannot agree to such capitalization rate, such rate will be determined by an appraisal process as to be more particularly set forth in the Gaming Agreement and (b) the amount paid at Settlement by Buyer to Seller for the Gaming Portion of the Property (calculated as set forth above).

5.           Settlement. Settlement shall take place at 2600 One Commerce Square, Phila., PA, or at such other place as Buyer and Seller shall agree in writing, on or before the later of (a) sixty (60) days after the expiration of the Feasibility Period, (b) if the Zoning Condition has not

been met within sixty (60) days after the expiration of the Feasibility Period and Seller has exercised its right to the Zoning Extension Period in accordance with the provisions of paragraph 4b of this Agreement, sixty (60) days after receipt of the Zoning Condition, or (c) such other time as Buyer and Seller shall agree in writing (the “Settlement”), but in no event later than eight (8) months after the end of the Feasibility Period.

6.           Title.  Prior to the expiration of the Feasibility Period, Buyer shall secure a title commitment from a recognized title insurance company authorized to do business within the Commonwealth of Pennsylvania committing to insure title as good and marketable or insurable at prevailing rates.  Buyer shall furnish a copy of such commitment to Seller within the Feasibility Period.  At Settlement, the Property shall be conveyed free and clear of all liens and monetary encumbrances placed on the Property by Seller, but subject to any and all easements, reservations, restrictions and encroachments as disclosed in the title commitment.  Seller shall not subject the Property to the imposition of any subsequent easements, reservations, restrictions or encroachments of any nature which cannot be removed prior to Settlement, without the written consent of Buyer.

7.            Documents at Settlement.  At Settlement, Seller shall deliver to Buyer:

a.           A deed to the property containing a special warranty in recordable form.

b.           A Bill of Sale for the Personalty.

c.           The Gaming Agreement.

d.           Such instruments as shall be reasonably necessary to accomplish the purposes of this Agreement.

e.           The Zoning Ordinances as signed by the Mayor and  in compliance with Paragraph 4 above.

At Settlement, Buyer shall deliver to Seller:

a.           The Purchase Price

b.           The Allegheny West Agreement.

c.           The Gaming Agreement

8.           Settlement Adjustments. All real estate taxes and the annual minimum water and sewer rents or charges, if any, for the current year in which Settlement takes place, assessed or imposed upon the Property, shall be pro-rated to the date of Settlement on the basis of the fiscal year of the taxing authority.  At Settlement, Buyer and Seller shall each pay one-half of the total real estate transfer taxes assessed upon this transaction, subject to the obligations of Buyer set forth in paragraph 18 of this Agreement.

9.           Tenders Waived.  The tender of an executed deed by Seller is hereby waived,  but nothing herein contained shall be construed as a waiver of the concurrent obligation of Buyer to pay the balance of the purchase price at Settlement.

10.           Entry Prior to Settlement.

a.           Seller shall permit Buyer and Buyer's agents, representatives, engineers, and other persons designated by Buyer to enter upon the Property upon the giving of reasonable advance notice to Seller, for purposes of permitting Buyer to exercise its rights under paragraph 3 of this Agreement (the “Investigations”), provided that the timing and number of such entries and the manner in which they are performed must be reasonable.  Seller shall make available to Buyer and its designees, for inspection and copying, all documents, reports, files, books and records and other information relating to the Real Property.  Within seven (7) days after the Effective Date, Seller shall deliver to Buyer plans, specifications, surveys, title reports, drawings, certificates, notices, environmental reports, engineering reports, geo-technical reports, studies or other similar documents in Seller’s possession relating to the Real Property.  Throughout the Feasibility Period, Seller shall provide Buyer and its designees access to the Property at any time during regular business hours upon reasonable advance notice to Seller for the purpose of conducting the Investigations.  Seller hereby authorizes Buyer and its designees to consult with governmental agencies concerning the Property.

b.           In addition, after the expiration of the Feasibility Period, Buyer shall be permitted to enter the Property for purposes of showing the Property, but not for purposes of performing any test borings, physical inspections or similar work (the “Access,” which together with the Investigations hereinafter referred to as “Entries”).

c.           Seller will cooperate with Buyer in allowing such Entries.

d.           In connection with the Entries, Buyer shall, without charge to Seller, obtain and maintain, at Buyer’s own expense, a policy of commercial general liability insurance, written on an occurrence basis, with a minimum limit of One Million Dollars ($1,000,000.00) per occurrence / Three Million Dollars ($3,000,000.00) aggregate, which shall include Seller as an additional insured.  Promptly following the Effective Date and before any Entries:  Buyer shall deliver to Seller a certificate of insurance evidencing such insurance and endorsement.  Buyer shall pay all costs and expenses of the Entries and shall defend, indemnify and hold harmless Seller and its agents, employees and contractors from and against any and all loss, costs, damages, liability, settlement, cause of action or threat thereof, or expenses (including, without limitation, reasonably attorneys’ fees and costs) arising from or relating to the Entries.  Buyer shall promptly repair and restore any damage to the Property attributable to Buyer’s Entries and return the Property to substantially the same condition as existed prior to the conduct of the Entries.  Any information Buyer receives as a result of the Entries shall be kept confidential and Buyer shall not disclose, directly or indirectly, such information to any third-party.  In addition, unless specifically requested by Seller in writing, Buyer shall not deliver or convey in any manner to Seller any reports or other information arising out of the Entries.

11.           Remedies for Breach.

a.           Subject to paragraph 11c of this Agreement, if Buyer shall breach or fail to perform or comply with any of the material terms and provisions of this Agreement to be performed and complied with by Buyer, Seller shall have as its sole and exclusive remedy the right to retain the Deposit and any Additional Deposit, together with interest earned thereon, as assessed and liquidated damages and not as a penalty, and thereafter neither party shall have any further rights, liabilities or obligations under this Agreement, and Seller shall have no other remedy against Buyer, except Buyer shall remain liable to Seller for its obligations under paragraph 10 of this Agreement.

b.           Subject to paragraph 11c of this Agreement, if Seller shall breach or fail to perform or comply with any of the material terms and provisions of this Agreement, then Buyer as its sole and exclusive remedies, may (i) terminate this Agreement, whereupon the Escrow Agent shall promptly return the Deposit and any Additional Deposit, together with interest earned thereon to Buyer and Seller shall reimburse Buyer for any reasonable third party costs incurred by Buyer in connection with this Agreement including, but not limited to, all reasonable legal fees, third party reports, engineering and architectural work and financing expenses (“Buyer’s Expenses”), but in no event shall Buyer’s Expenses for purposes of Seller’s payment thereof pursuant to this paragraph 11b exceed $100,000.00 and thereafter neither party shall have any further rights, liabilities or obligations under this Agreement or (ii) pursue an action for specific performance of Seller’s obligations hereunder.

c.           In the event either Buyer or Seller shall breach or fail to perform or comply with any of the material terms and provisions of paragraph 4e(ii) of this Agreement,  after the issuance of a Philadelphia Slot License as more particularly set forth in paragraph 4e(ii) of this Agreement, in addition to the rights and remedies afforded the applicable parties as set forth in paragraph 11a and paragraph 11b of this Agreement, the non-defaulting party may exercise any rights or remedies available to such party at law or in equity as a result of any such default of the material terms and provisions of paragraph 4e(ii) of this Agreement.

12.           Condition of Property.  Seller agrees that during the pendency of this Agreement the Property will be maintained in a manner that will not have a material adverse impact on Buyer’s intended development, reasonable wear and tear and damage due to casualty excepted.  Seller agrees to pay real estate taxes when due and to maintain or cause to be maintained liability and general hazard insurance upon the buildings on the Property.

13.           Loss or Casualty; Condemnation.

a.           Damage to the Property by fire or other insured-against casualty between the date hereof and the time of Settlement shall not impair the obligations of either party under this Agreement.  In consideration thereof, Seller agrees to continue to maintain insurance with risks generally known as extended coverage in the amount presently carries, at Seller’s cost and expense, until Settlement.  In the event of such a casualty loss, if Buyer completes Settlement, the net proceeds of any insurance (plus the amount of any deductibles) collected prior to Settlement will be paid or credited to Buyer at Settlement, and all unpaid claims and rights in connection with losses under any policies will be assigned to Buyer at Settlement.  The amount of any unpaid claims will not, however, be credited on account of the Purchase Price.  Seller shall give prompt written notice to Buyer of any material damage to, or destruction of the Property, and shall provide reasonable notice to Buyer regarding the adjustment of the loss related to the Property.

b.           Any taking or condemnation of the Property for any public or quasi-public purpose or use by any competent authority in appropriate proceedings or by right of eminent domain that has a material adverse affect upon Buyer’s planned use of the Property shall permit Buyer, at its option, to terminate this Agreement by giving notice to Seller within twenty (20) days after receipt of notice of any such proposed taking on or before the date fixed for Settlement and in such case Buyer and Seller shall direct Escrow Agent to return the Deposit to Buyer.  If Buyer does not terminate this Agreement under this paragraph 13, the Purchase Price for the Property shall be reduced by the total of any awards or other proceeds received by Seller with respect to such taking and at Settlement, Seller shall assign to Buyer all remaining rights of Seller in and to any awards and other proceeds payable by reason of such taking.  Seller agrees to notify Buyer of any eminent domain proceedings promptly after Seller learns of such proceedings.

14.           Time.  For purposes of this Agreement, all references to time including, specifically, the Settlement date, shall be of the essence.

15.           Possession.   Seller shall deliver possession of the Property to Buyer at  Settlement free of any tenancies or other possessors’ interests.

16.           Warranties and Affirmative Obligations of the Parties.

a.           Representations and Warranties of Seller.  Seller, to induce Buyer to enter into this Agreement and to purchase the Property, warrants and represents to, and covenants with, Buyer, as of the date of this Agreement, Seller’s knowledge, information and belief, as follows:

(1)           Powers.  Seller has full power in accordance with law, and is duly authorized, to enter into this Agreement and to perform the covenants and transactions set forth in this Agreement.  Neither the execution of this Agreement by Seller, nor the performance of its terms, nor Settlement hereunder shall constitute a violation or breach by Seller under any agreement by which it or the Property is bound or shall result in the violation by Seller of any judgment, order, decree or ruling of any court or governmental or administrative body having jurisdiction over the Seller, its business or the Property or shall result in a violation of any applicable law, rule, order or regulation of any governmental authority.

(2)           Governmental Notices.  Seller has received no notice from any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any material federal, state county or municipal laws, ordinances, codes, orders, regulations or requirements materially affecting any portion of the Property.

(3)           Litigation.  There are no pending judicial, municipal or administrative proceedings affecting the Property, including, without limitation, proceedings for or involving collections, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on the Property by reason of the condition, use of, or operations on the Property, except those arising in the normal course of doing business which are not material to the Property.  No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending, or to the best of Seller’s knowledge, threatened, against Seller  any of such proceedings contemplated by Seller.  Seller is and shall remain responsible after the Settlement Date for defending (or continuing) any such suit, proceeding or other matter in respect of the Property relating to periods prior to the Settlement Date, and all damage, loss, expenses and costs related thereto.

(4)           Assessments.  No assessments or charges for any public improvements have been made against the Property which remain unpaid, no improvements to the Property or any roads or facilities abutting the Property have been made or ordered for which a lien, assessment or charge can be filed or made, and Seller has no actual knowledge of any plans for improvements by any governmental or quasi-governmental authority which might result in a special assessment against the Property.  Seller has not incurred any obligations relating to the installation of or connecting to any sanitary sewers or storm sewers which shall be enforceable against the Property except such as have been paid to date.  Any public improvements ordered, advertised, commenced or completed after the date of this Agreement shall be the responsibility of Buyer, provided Buyer completes purchase of the Property at Settlement.

(5)           Contracts.  There are no management, employment, service, equipment, supply, maintenance, water, sewer or other utility or concession agreements, or (“Service Contracts”) with respect to or affecting the Property which will burden the Property or Buyer after Settlement in any manner whatsoever, except for instruments of record.

(6)           Property.  Seller holds fee title to the Property.

(7)           There are no existing leases, whether oral or written, agreements of sale, options, tenancies, licenses or any other claims to possession affecting the Property which cannot be terminated at or prior to Settlement.

(8)           If, after Seller’s execution hereof and prior to Settlement, any event occurs or condition exists which renders any of the representations contained in this paragraph 16a untrue or misleading, Seller shall promptly notify Buyer.  The representations, warranties, and covenants set forth in this paragraph 16a are true and correct as of the date of this Agreement, and shall be true and correct at the time of Settlement.

(b)           Representations and Warranties of Buyer.  Buyer hereby represents and warrants to, and covenants with Seller, as follows, which representations, warranties, and covenants are true, correct and complete at Settlement and shall survive Settlement:

(1)           Buyer is a Pennsylvania Limited Partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has authority to enter into and consummate its obligations under this Agreement.

(2)           Buyer has the power and authority to enter into this Agreement, and the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on Buyer’s part.

(3)           Buyer’s entering into this Agreement or its consummation of the transactions contemplated hereby does not and will not violate any provision of the Limited Partnership Agreement of Buyer, or any indenture or order by which Buyer is bound, or any rule, order or law applicable to it.

17.           Broker Commissions.  Buyer and Seller each represent to the other that  neither has dealt with any other real estate broker or agent in connection with this transaction except for US Realty Associates Inc and Binswanger.  In the event that any real estate broker or agent asserts a claim for a commission, fee or other compensation relating to this transaction, the party with whom it is asserted such real estate broker or agent dealt shall indemnify and hold harmless the other party for such commission, fee or compensation, and related costs and expenses (including reasonable attorneys fees) and shall defend all actions seeking same.  Under separate Agreements, Seller shall pay Binswanger and Buyer shall pay US Realty Associates Inc. any Brokerage fees due from this transaction.

18.           Assignment.  This Agreement may not be assigned by the Buyer to any other party or entity without the written consent of Seller, except that the rights, but not the liabilities or obligations under this Agreement, may be assigned by Buyer at Closing to an entity in which Buyer owns at least fifty-one percent (51%) or greater, without Seller's written consent, provided that Buyer shall be responsible for any and all real estate transfer taxes assessed upon such assignment.

19.           Recording.  This Agreement shall not be recorded in any office of record.

20.           Captions.  The captions of this Agreement are for the convenience or reference only; they are not part of this Agreement and do not in any way limit or add to the terms or provisions thereof.  As used herein, all terms and pronouns shall include the singular and plural and shall include all genders, as the context may reasonably suggest.

21.           Multiple Counterparts.  This Agreement may be executed in multiple photocopied counterparts, each of which said executed counterpart shall be deemed an original for all purposes.  The parties further agree that any facsimile communication shall be deemed to have been fully delivered and shall be as effective as an original signature and shall be equally binding as though delivered directly by hand to each other.

22.           Entire Agreement.  This Agreement contains the entire Agreement of the parties and expressly supersedes any prior oral or written agreement pertaining to the Property or the transaction.  Any amendment, revision or other change to this Agreement to be valid must be in writing and signed by the party affected thereby.

23.           Successors in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

24.           Governing Law. This Agreement is made in, and shall be governed by, the laws of the Commonwealth of Pennsylvania.

25.           Notices.  All notices or other communications required or permitted to be given under the terms of this Agreement shall be in writing, and shall be deemed effective on (i) the first business day following when sent by nationally-recognized overnight courier, or (ii) the third business day following when deposited in the United States mail and sent by certified mail, postage prepaid, return receipt requested, addressed as follows.:

To Seller:	Tasty Baking Company 3 Crescent Drive, Suite 200 Philadelphia PA 19112 Attn: Larry Weilheimer, Esq.

With copy to:	Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103 Attn: Linda Ann Galante, Esq.

Buyer:	TKMG Associates, L.P. 120 East Lancaster Avenue Ardmore, PA 19003 Attn: Michael Grasso

With copy to:	Richard A. Koory, Esq. 120 East Lancaster Avenue Ardmore, PA 19003

Escrow Agent:	Land Services USA, Inc. 1835 Market Street Suite 420 Philadelphia, PA 19103

The effective date of any Notice shall be (a) in the case of personal hand delivery, on the day of delivery to either Buyer or to Seller; or (b) in the case of certified mail delivery, on the date of delivery by the Post Office as indicated on the registered receipt.

26.           Escrow Agent.  The Escrow Agent shall hold the Deposit under the terms of this Agreement.  The Escrow Agent shall apply the Deposit provided in this Agreement.  Any action of the Escrow Agent shall be requested in writing by the respective parties hereto with copies of such requests sent as provided in paragraph 25 of this Agreement.  The Escrow Agent shall have no responsibility to Buyer or Seller except as specifically provided in this Agreement and shall not be responsible for the performance by Buyer or Seller of any obligation set forth in this Agreement.  The Escrow Agent shall be liable solely for its own gross negligence or willful default.  The Escrow Agent shall be entitled to rely conclusively on the genuineness of any notice, authorization, instructions or other documents delivered to it under this Agreement which purports to have been signed by Buyer or Seller.

27.           Mutual Cooperation and Consent.  Buyer and Seller agree to cooperate with each other to satisfy the conditions of Settlement set forth in paragraph 4 of this Agreement, at no cost to Seller.

28.           Signs.  Seller hereby consents to Buyer placing a sign(s), subject to Seller’s prior written approval of such signs, upon the Premises announcing the anticipated opening of the mixed use Retail Center  after the expiration of the Feasibility Period but prior to Settlement.  If the Settlement is not completed and as soon as it is known that the Settlement will not be completed, Buyer shall remove such sign(s) at Buyer’s expense.

29.           Confidentiality.  This Agreement and the terms of this Agreement are confidential and shall not be disclosed except to consultants, investors, lenders, advisors and affiliates, as required by law, or as otherwise set forth herein; provided, however, that Seller shall be permitted to disclose that this Agreement has been executed as well as the information contained in this Agreement in any securities filings, including but not limited to a Form 8-K Filing, in accordance with applicable Federal Law.

30.           Guaranty.  Metro Development Company (the “Guarantor”) hereby guarantees all obligations and liabilities of Buyer under this Agreement.  Guarantor has full power in accordance with law, and is duly authorized, to enter into this Agreement and to perform the covenants and transactions set forth in this Agreement.  Neither the execution of this Agreement by Guarantor, nor the performance of its terms, nor Settlement hereunder shall constitute a violation or breach by Guarantor under any agreement by which it or the Property is bound or shall result in the violation by Guarantor of any judgment, order, decree or ruling of any court or governmental or administrative body having jurisdiction over the Guarantor, its business or the Property or shall result in a violation of any applicable law, rule, order or regulation of any governmental authority.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

SELLER:

TASTY BAKING COMPANY, a Pennsylvania corporation

	By:	/s/ Laurence Weilheimer
Name: Laurence Weilheimer
Title: Sr. Vice President

Date: Apri 5, 2010

BUYER:

TKMG ASSOCIATES, L.P., a Pennsylvania limited partnership

	By:	TK GP, INC., a Pennsylvania corporation, its General Partner

By: Michael Grasso
Name: Michael M. Grasso
Title: President

Date: Apri 2, 2010

GUARANTOR

METRO DEVELOPMENT COMPANY

	By:	/s/ Michael Grasso
Name: Michael Grasso
Title: President

Date: Apri 2, 2010

EXHIBIT A

LEGAL DESCRIPTION

PREMISES “A”

ALL THAT CERTAIN lot or piece of ground, SITUATE in the 38th Ward of the City of Philadelphia, County of Philadelphia, State of Pennsylvania, described as follows, to wit:

BEGINNING at a point formed by the intersection of the Northwesterly side of Hunting Park Avenue (100 feet wide) and the Southwesterly side of Fox Street (80 feet wide); thence extending South 72 degrees, 34 minutes, 05 seconds West along the said Northwesterly side of Hunting Park Avenue the distance of 142 feet 7-3/4 inches to a point; thence North 33 degrees 08 minutes 16 seconds West 156 feet 11-5/8 inches to a point; thence North 72 degrees 35 minutes 05 seconds East 142 feet 6-1/2 inches to a point on the said Southwesterly side of Fox Street; thence South 33 degrees 10 minutes 29 seconds East along the said Southwesterly side of Fox Street 157 feet 0 inches to a point on the said Northwesterly side of Hunting Park Avenue being the first mentioned point and place of beginning.

BEING known as 2701 West Hunting Park Avenue.

PREMISES “B”

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, described in accordance with a Plan of Property made September 21, 1959 by John H. Robinson, Surveyor and Regulator of the 6th District and a sub-sketch added thereto November 18, 1959, SITUATE in the 38th Ward of the City of Philadelphia, as follows, to wit:

BEGINNING at a point on the Northerly side of Hunting Park Avenue (100 feet wide) 142 feet 7-3/4 inches Westwardly from the intersection of the Westerly line of Fox Street (80 feet wide) and the Northerly line of Hunting Park Avenue (100 feet wide); thence South 72 degrees, 35 minutes, 5 seconds West along the Northerly line of Hunting Park Avenue 86 feet 9-5/8 inches; thence North 33 degrees, 8 minutes, 16 seconds West through a wall 156 feet 11-5/8 inches to a corner of land of Clarice F. Ransome; thence North 72 degrees, 35 minutes, 5 second s East along said land of Clarice F. Ransome 86 feet 9-5/8 inches; thence by lands now or late of Gulf Oil Corporation South 33 degrees, 8 minutes, 16 seconds East 156 feet 11-5/8 inches to the place of beginning.

BEING known as 2711 West Hunting Park Avenue.

PREMISES “C”

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected SITUATE in the 38th Ward of the City of Philadelphia.

BEGINNING at a point in the Northwesterly side of Hunting Park Avenue (100 feet wide) at the distance of 229 feet 5-3/8 inches Southwestwardly from the Southwesterly side of Fox Street (80 feet wide); thence extending North 33 degrees, 8 minutes, 16 seconds West 206 feet 7-3/4 inches to a point; thence extending North 57 degrees, 38 minutes, 38 seconds East 49 feet 7 inches to a point in the right of way line of the Richmond Branch of the Philadelphia and Reading Railroad; thence extending along said right of way line South 69 degrees, 10 minutes, 31 seconds West 77 feet 7-5/8 inches to a point; thence extending along said right of way line South 70 degrees, 25 minutes, 1 seconds West 21 feet 7-3/4 inches to a point; thence extending along said right of way line South 70 degrees, 25 minutes, 31 seconds West 100 feet 8-5/8 inches to a point; thence extending along said right of way South 71 degrees, 40 minutes, 31 seconds West 21 feet 7-3/4 inches to a point; thence extending South 34 degrees, 26 minutes, 0 seconds East 212 feet 2-7/8 inches to the Northwesterly side of Hunting Park Avenue; thence extending along said northwesterly side of Hunting Park Avenue North 72 degrees, 35 minute, 5 seconds East 145 feet 9 inches to the point and place of beginning.

BEING No. 2729-33 Hunting Park Avenue.

PREMISES “D”

ALL THAT CERTAIN lot or piece of ground SITUATE in the 38th Ward of the City of Philadelphia as follows, to wit:

BEGINNING at a point on the Southwesterly side of Fox Street (80 feet wide) at the distance of 157 feet Northwestward from the Northwesterly side of Hunting Park Avenue (100 feet wide); thence extending South 72 degrees, 35 minutes, 5 seconds West 229 feet 4-1/8 inches to a point; thence extending North 33 degrees, 8 minutes, 16 seconds West 49 feet 8-1/8 inches to a point; thence extending the four following courses and distances:  (1) North 57 degrees, 38 minutes, 38 seconds East 49 feet 7 inches; (2) North 69 degrees, 10 minutes, 31 seconds East 23 feet 1 inch; (3) North 67 degrees, 40 minutes, 31 seconds East 50 feet 5-5/8 inches to the Southwesterly side of said Fox Street; thence along same South 33 degrees, 10 minutes, 29 seconds East 78 feet 3-1/2 inches to beginning.

PREMISES “E”

ALL THAT CERTAIN lot or piece of ground SITUATE in the 38th Ward of the City of Philadelphia according to a survey thereof made by H. M. Fuller, Esquire, Surveyor and Regulator of the 13th district.

BEGINNING at the intersection of the Northwesterly side of Hunting Park Avenue (one hundred feet wide) and the Northeasterly side of McMichael Street (seventy feet wide but not open); thence extending Northeastwardly along said Hunting Park Avenue one hundred fifty-nine feet four and three-eighths inches, more or less, to a point-thence Northeastwardly still along said Hunting Park Avenue ninety-five feet seven and one-eighth inches, more or less, to a point; thence on a line extending North thirty-four degrees twenty-six minutes eight seconds West two hundred and twelve feet two and seven-eighth inches, more or less, to the right-of-way of the Richmond Branch of the Philadelphia and Reading Railway; thence along the same South seventy-one degrees forty minutes thirty-one second West seventy-nine feet one inch, more or less, to a point; thence still along the same South seventy-two degrees fifty-five minutes thirty-one seconds West one hundred feet eight and five-eighth inches, more or less, to a point; hence still along the same South seventy-four degrees ten minutes thirty-one seconds West seventy-six feet eleven and three-eighths inches, more or less to a point in the Northeasterly side of said McMichael Street and thence Southeastwardly along the Northeasterly side of said McMichael Street two hundred fifty-three feet eleven and one-half inches, more or less, to the place of beginning.

BEING known as 2749 West Hunting Park Avenue.

PREMISES “F”

ALL THAT CERTAIN lot or piece of ground, SITUATE in the 38th Ward of the City of Philadelphia, bounded and described according to a plan and survey thereof made by W. F. Wingate, Surveyor and Regulator 13th Survey District, June 19th, 1919 (a copy thereof being filed in Deed Book JMH No. 489 page 408) as follows:

BEGINNING at a point the intersection of the Northwestwardly side of Hunting Park Avenue (100 feet wide) and Southwestwardly side of McMichael Street (70 feet wide), thence along the said Southwestwardly side of McMichael Street North 33 degrees, 10 minutes 29 seconds West 275 feet 5 3/8 inches to a point in the Southerly right of way line of the Richmond Branch of the Philadelphia and Reading Railway, thence along the said side of said right of way line South 75 degrees, 25 minutes 31 seconds West 50 feet 9 1/2 inches and South 76 degrees 40 minutes 31 seconds West 100 feet 8 5/8 inches and South 77 degrees 55 minutes 31 seconds West 100 feet 8 5/8 inches and South 79 degrees 10 minutes 31 seconds West 100 feet 8 5/8 inches and South 80 degrees 25 minutes 31 seconds West 100 feet 8 5/8 inches and South 81 degrees 40 minutes 31 seconds West 31 feet 3 inches to a corner of lands of John and James Dobson, thence along the same South 29 degrees 2 minutes 6 seconds East 107 feet and 8 1/8 inches to a point in the Northeasterly line of right of way of the Philadelphia, Germantown and Norristown Railroad, said point being 60 feet from the center line of said Railroad, thence along the same South 67 degrees 56 minutes 26 seconds East 265 feet 6 5/8 inches and thence South 22 degrees 3 minutes 34 seconds West 27 feet to a point ins aid right of way line said point being 33 feet from the center line of said Railroad, thence along said right of way line South 87 degrees 56 minutes 26 seconds East 130 feet 9 1/8 inches to a point on the Northwesterly side of Hunting Park Avenue aforesaid, thence along the same North 58 degrees 2 minutes 54 seconds East 255 feet 1 3/4 inches to place of beginning.

SUBJECT to the exception and reservation of the water now flowing on and passing through, along and across a certain creek or stream of water situated on and running through, upon and across the premises as fully set forth and recited in a certain deed given and executed by Elizabeth D. Riddle, and others, Surviving Executors and Trustees to said Philip J. Baur, dated July 23, 1919 and recorded at Philadelphia in Deed Book JMH No. 489 page 408.

PREMISES “G”

ALSO ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected described as follows to wit:

BEGINNING at a marble stone at the intersection, of the southern right of way line of the Richmond Branch of the Philadelphia and Reading Railroad and the Northeasterly line of right of way of the Philadelphia, Germantown and Norristown Railroad said point being 60 feet from the center line of said Philadelphia, Germantown and Norristown Railroad thence along the right of way line of the said Philadelphia, Germantown and Norristown Railroad, South 67 degrees 56 minutes 26 seconds East 201 feet 5 1/2 inches to a corner of lands of Tasty Baking Company, thence along the line of the Tasty Baking Company land North 29 degrees, 2 minutes 6 seconds West 107 feet 8 1/8 inches to a point in the southern right of way line of the Richmond Branch of the Philadelphia and Reading Railroad, thence along the Southerly side of said Richmond Branch by a line curving to the southward and Westward with a radius of 4,616 feet 9 inches, 135 feet 7 1/4 inches to the first mentioned marble stone and place of beginning, being about .156 acres more or less.

TOGETHER with that portion of the former bed of McMichael Street which became vested in grantors herein by the striking from City Plan No. 285 McMichael Street from Hunting Park Avenue to the right of way line of the Richmond Branch, Reading Company and reserving and placing on the City Plan a certain right of way for water main purposes and public utility purposed on 11/6/1967.

PREMISES “H”

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, SITUATE in the 38th Ward of the City of Philadelphia and described according to a Survey and Plan of Property made for Donna Sandermar by Daniel W. Silverman, Surveyor and Regulator of the 6th Survey District, dated March 2nd, 1977, as follows, to wit:

BEGINNING at a point formed by the intersection of the Southwesterly side of Fox Street (80 feet wide) and the Southeasterly side of Roberts Avenue (78 feet wide); thence extending from said point of beginning South 33 degrees, 10 minutes, 29 seconds East along the said Southwesterly side of Fox Street 919 feet 6-1/2 inches to a point; thence extending South 60 degrees, 25 minutes, 54 seconds West 386 feet 2-1/2 inches to a point; thence extending North 33 degrees, 54 minutes, 10 seconds West 218 feet 6-3/8 inches to a point; thence extending South 56 degrees, 49 minutes, 31 seconds West 174 feet 2-1/4 inches to a point; thence extending North 33 degrees, 10 minutes, 29 seconds West 198 feet 11-7/8 inches to a point; thence extending South 56 degrees, 49 minutes, 31 seconds West crossing the Northeasterly side of former McMichael Street (70 feet wide) stricken from City Plan and vacated, reserved as a Right of Way for purpose of inspection, maintenance, repairing or reconstruction of existing 48 inches water mains, 120 feet to a point on the Southwesterly side of said former McMichael Street; thence extending North 33 degrees, 10 minutes, 29 seconds West along the said Southwesterly side of former McMichael Street 477 feet 9 inches to a point on the Southeasterly side of Roberts Avenue; thence extending North 56 degrees, 49 minutes, 31 seconds East along the said Southeasterly side of Roberts Avenue re-crossing the said Northeasterly side of former McMichael Street 682 feet 5 inches to the said Southwesterly side of Fox Street, being the first mentioned point and place of beginning.

PREMISES “I”

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, SITUATE in the 38th Ward of the City of Philadelphia, and described according to a plan thereof made by W.F. Wingate, Esquire Surveyor and Regulator of the 13th District, dated the 2nd day of June, A.D. 1930, as follows, to wit:

BEGINNING at a point in the Northwesterly side of Hunting Park Avenue (100 feet wide) at the distance of two hundred two feet eight and three, quarter inches Northeastwardly from the Northeasterly side of 29th Street (as now laid out on the City Plan 50 feet wide, not opened); thence along a line at right angles to said Hunting Park Avenue Northwardly thirty one degrees, fifty seven minutes, six seconds West one hundred twenty six feet and seven eighths of an inch to a point in the Southerly right of way line of the Centennial Branch of the Philadelphia and Reading Railroad (66 feet wide); thence by said Southerly right of way line Eastwardly on a line curving to the right with a radius of six hundred eighty one feet eleven and seven eighths inches, the arc distance of one hundred ninety six feet six and three fourths inches to a point in the first mentioned side of Hunting Park Avenue; thence by the same side of Hunting Park Avenue Southwardly fifty eight degrees, two minutes, fifty four seconds Westwardly one hundred fifty feet to a point, the place of beginning.

BEING Nos. 2851-2855 West Hunting Park Avenue.

PREMISES “J”

ALSO ALL THAT CERTAIN lot or piece of ground, SITUATE in the 38th Ward of the City of Philadelphia.

BEGINNING at a point in the Southerly right of way line of Bellevue Branch of the Railroad of Reading Company, opposite engineering station 240/92, more or less, said point being the 2 following courses and distances from the intersection of the Northeasterly side of Henry Avenue (100 feet wide):  (1) North fifty eight degrees, two minutes, fifty four seconds East seven hundred seventy one feet nine and one half inches to a point; and (2) North thirty one degrees fifty seven minutes six seconds West one hundred twenty six feet seven eighths of an inch to the point of beginning; thence from said point of beginning along a line through lands of Reading Company the 6 following courses and distances:  (1) North thirty one degrees, fifty seven minutes, six seconds West twelve feet four and five eighths inches to a point; (2) South eighty seven degrees, thirty seven minutes, six seconds East eighteen feet ten and seven eighths inches to a point; (3) along the arc of a circle curving to the right and having a radius of two hundred ninety nine feet ten and five eighths inches, being thirty three feet, more or less, distance radially from and concentric and with the existing center line of tract of Bellevue Branch of the Railroad of Reading Company and the Philadelphia, Germantown and Norristown Railroad connection to the Bellevue Branch of the Railroad of Reading Company an arc distance ninety three feet eight and one quarter inches to a point of compound curve; (4) along the arc of a circle curving to the right having a radius of seven hundred twenty four feet eleven and three quarter inches, being thirty three feet, more or less, radially distant from and concentric with the existing center line of tract of Philadelphia, Germantown and Norristown Railroad connecting to the Bellevue Branch of the Railroad of Reading Company, an arc distance of thirty four feet, five and three quarter inches to a point; (5) South sixteen degrees, twenty eight minutes, forty four seconds West one foot, six and five eighths inches to a point; and (6) along the arc of a circle curving to the right, having a radius of seven hundred twenty three feet five and one eighth inches being thirty four feet six inches, more or less, distant from the existing center line of the Southerly tract of the

Philadelphia, Germantown and Norristown Railroad connection to the Bellevue Branch of the Reading Company, an arc distance of fifty nine feet no inches to a point on the Northwesterly side of Hunting Park Avenue (100 feet wide); thence along the arc of a circle curving to the left and dividing lands of Reading Company from lands of others, having a radius of six hundred eighty one feet eleven and seven eighths inches and an arc distance of one hundred ninety six feet seven and one half inches to the place of beginning.

EXHIBIT B

STANDBY LETTER OF CREDIT

IRREVOCABLE LETTER OF CREDIT NO:		AMOUNT: $_______________

ISSUED DATE:		EXPIRATION DATE:

April _____, 2010		April ____, 2011

BENEFICIARY:

Tasty Baking Company 3 Crescent Drive, Suite 200, Philadelphia, PA 19129

APPLICANT:	TKMG Associates, L.P. 120 East Lancaster Avenue Ardmore, PA 19003 Attn: Michael Grasso

We hereby establish our irrevocable Standby Letter of Credit in Tasty Baking Company’s favor by order and for the account of TKMG Associates, L.P. for the sum in an aggregate amount not to exceed _________________ Dollars immediately available by the presentation of Beneficiary’s sight draft in an amount not exceeding the credit hereby established and accompanied by:

1. Beneficiary’s signed statement certifying that:

Applicant is entitled to payment pursuant to the terms of that certain Agreement of Sale and Purchase between Applicant and Beneficiary dated April ____, 2010.

Partial drawings under this Letter of Credit shall be permitted.

The drawing under this Letter of Credit must be accompanied by the original Letter of Credit for proper endorsement.  We hereby agree with Beneficiary that any draft drawn under or in compliance with the terms of this STANDBY LETTER OF CREDIT will be duly honored if presented to us on or before

B-1

Presentation of such draft, certificates and the original Letter of Credit for cancellation shall be made at our offices located at _______________, Philadelphia, PA, specifically referring thereon to _________________ Standby Letter of Credit No. ________________.

If a drawing is made by you hereunder on a Business Day, and provided that such drawing and the documents presented in connection therewith strictly conform to the terms and conditions herein, payment shall be made to you of the amount specified, in immediately available funds, within two (2) Business Days after presentation.  “Business Day” shall mean any day other than Saturday, a Sunday or a day on which banking institutions in Pennsylvania are authorized or required by law to close.

This Standby Letter of Credit is non-transferable. Only you may make a drawing under this Letter of Credit.  Upon the payment to you or your account of the amount specified in a sight draft drawn hereunder, we shall be fully discharged on our obligation under this Letter of Credit in respect of such sight draft to you or any other person.

It is a condition of this Letter of Credit that it shall be automatically extended, without amendment, for additional periods of one (1) year from the present and each future expiration date, unless we notify you in writing to the above address by registered, certified or hand delivered mail at least (60) days prior to such expiration date, that this Letter of Credit will not be extended for any such additional period.

This Letter of Credit is subject to the “International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590”.  This Letter of Credit  shall also be in writing and shall be addressed to us at specifically referring thereon to ____________________ Letter of Credit No. _________________.

[must be issued by a bank acceptable to Seller, with offices for drawing of L/C in center city Philadelphia]

B-2

EXHIBIT C

ZONING APPROVAL

AN ORDINANCE

To amend the Philadelphia Zoning Maps by changing the zoning designations of certain areas of land located within an area bounded by Hunting Park Avenue, Henry Avenue, Roberts Avenue, and Fox Street; and amending Sections 14-304 and 14-309 of The Philadelphia Code, entitled, respectively, “Area Shopping Center District” and “‘C-3’ Commercial,” by providing for additional permitted uses; all under certain terms and conditions.

The Council of the City of Philadelphia hereby ordains:

SECTION 1:  Pursuant to Section 14-103 of The Philadelphia Code, The Philadelphia Zoning Maps are hereby amended by changing the zoning designations of certain areas of land within an area bounded by Hunting Park Avenue, Henry Avenue, Roberts Avenue, and Fox Street, from the existing zoning designations indicated on Map “A” set forth below to the zoning designations indicated on Map “B” set forth below.

SECTION 2:  Section 14-304 of The Philadelphia Code is hereby amended to read as follows:

§ 14-304. "C-3" Commercial District.

(1) Use Regulations. The specific uses permitted in this district shall be the erection, construction, alteration, or use of buildings and/or land for:

*           *           *

(c) All other uses permitted in "C-2" Commercial Districts, subject to all the use qualifications set forth therein, except:

*           *           *

(.3)  That the following uses shall not require a Zoning Board of Adjustment Certificate:

*           *           *

(.k)  In the area bounded by Hunting Park Avenue, Henry Avenue, Roberts Avenue, and Fox Street:  a single facility on which all of the following uses are conducted:  retail sale of automobile fuels; retail sale of prepackaged foods; take out restaurant; provided that no more than one (1) such facility shall be permitted within the District within such boundaries.

*           *           *

SECTION 3.  Section 14-309 of The Philadelphia Code is hereby amended to read as follows:

§14-309.                                “ASC” Area Shopping Center District.

*           *           *

(2) Use regulations.  The specific uses permitted in this district shall be the erection, construction, alteration or use of buildings and/or land for the following services and/or sales on the premises at retail, separately or in any combination:

*           *           *

(l)           In the area bounded by Hunting Park Avenue, Henry Avenue, Roberts Avenue, and Fox Street: take out restaurants; provided that no more than four (4) take out restaurants shall be permitted within the District within such boundaries.

SECTION 4.  The provisions of Section 2 shall expire eighteen months from the effective date of this Ordinance.

SECTION 5.  This Ordinance shall become effective immediately.

Explanation:

Italics indicate new matter added.

[Brackets] indicate matter deleted.

Map A - Existing Zoning

Roberts Avenue
Fox Street
Henry Avenue
Hunting Park Avenue
G2
C3
G2
Legend
3 Commercial
2 General Industrial
N